Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PROBATION TRACKER, INC.

(A Colorado corporation)

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Pursuant to Section 7-102-102 of the
Colorado Business Corporation Act

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I, the undersigned, being of the age of eighteen years or over, for the purpose of forming a corporation pursuant to the Colorado Business Corporation Act (the “CBCA”), do hereby certify:

1. Name. The name of the corporation is “Probation Tracker, Inc.” (the “Corporation”).

2. Registered Office; Registered Agent. The address of the Corporation’s registered office in the State of Colorado is 12441 W 49th Ave., Wheat Ridge, CO 80033. The name of its registered agent at such address is Elisabeth Polizzi Oertle.

3. Principal Office Address. The address of the principal office of the Corporation is 12441 W 49th Ave., Wheat Ridge, CO 80033.

4. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the CBCA, as it currently exists or may hereafter be amended.

5. Authorized Shares. The Corporation has the authority to issue a total of Fifty-One Million Two Hundred Fifty Thousand (51,250,000) shares of capital stock, of which Fifty Million (50,000,000) shares will be designated common stock, no par value (the “Common Stock”) and One Million Two Hundred Fifty (1,250,000) shares will be designated as preferred stock. The Corporation’s board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional, and other special rights of each series of preferred stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

6. Preemptive Rights. No shareholder of the Corporation, including but not limited to, a holder of a security convertible into shares or carrying a right to subscribe for or acquire shares, has any preemptive right to acquire unissued shares of the Corporation.

7. Board of Directors.

7.1. Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The number of directors and the terms of such directors shall be fixed from time to time in accordance with the bylaws of the Corporation (the “Bylaws”). Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. Voting for directors of the Corporation shall not be cumulative.

7.2. Vacancies and Newly Created Directorships. Any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause may be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

8. Adoption, Amendment or Repeal of Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Colorado, the Board is expressly authorized to adopt, amend or repeal the Bylaws.

9. Adoption, Amendment or Repeal of Articles. The Corporation shall have the right, subject to any express provisions or restrictions contained in these Articles or the Bylaws, from time to time, to amend these Articles or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a shareholder by these Articles or any amendment hereof are subject to such right of the Corporation.

10.    Limitation of Liability. No director of the Corporation shall be liable to the Corporation or the shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the CBCA as it now exists.  In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the CBCA hereafter enacted that further limits the liability of a director.

11.	Indemnification.

11.1. Right to Indemnification. Subject to the other requirements of this Section 11, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a Party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, associate, fiduciary, manager, member, partner, promoter or trustee of, or in any similar position with, another domestic or foreign entity or an employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.

11.2. Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person who is Party to any Proceeding in advance of its final disposition, provided that: (i) the Covered Person has delivered a written affirmation to the Corporation of his or her good faith belief that he or she has met the standard of conduct set forth in Section 7-109-102 of the CBCA, (ii) the Covered Person has delivered a written undertaking to the Corporation, executed personally or on the Covered Person’s behalf, to repay all amounts advanced if it should be ultimately determined that the Covered Person did not meet such standard of conduct, and (iii) the requirements of Section 7-109-104I of the CBCA are satisfied.

11.3. Board Authorization. Notwithstanding the provisions of Sections 11.1 and 11.2, except as otherwise provided in Section 11.4, the Corporation shall not be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person, unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in advance by the Board.

11.4. Determination of Right to Indemnification.

11.4.1. If indemnification or advancement is requested pursuant to Section 11.1 or 11.2, as applicable, the Corporation shall promptly, but in no event more than 30 days after receipt of such request, make a determination as to whether such indemnification or advancement is permissible under Article 109 of the CBCA, and, if it is permissible, pay the requesting Covered Person within 45 days of such request. Such determination shall be made as provided in Section 7-109-106 of the CBCA.

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11.4.2. Notwithstanding a determination under Section 11.4.1 that a Covered Person is not entitled to indemnification or advancement with respect to a Proceeding, such Covered Person will have the right to apply to any court of competent jurisdiction for the purpose of enforcing such Covered Person’s right to indemnification or advancement pursuant to this Section 11 or by applicable law. Neither the failure of the Corporation (including by the Board, the shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that such Covered Person is entitled to indemnification or advancement hereunder, nor an actual determination by the Corporation (including by the Board, the shareholders or independent legal counsel) that such Covered Person is not entitled to indemnification or advancement hereunder, will be a defense to the action or create any presumption that such Covered Person is not entitled to indemnification or advancement hereunder.

11.4.3. The Corporation shall indemnify any Covered Person against all expenses reasonably incurred in connection with any hearing or Proceeding under this Section 11.4 if such person prevails on the merits or otherwise.

11.5.	Presumptions and Effect of Certain Proceedings.

11.5.1. In making a determination with respect to entitlement to indemnification or advancement under Section 11.4, the person or persons making such determination will presume that such Covered Person is entitled to indemnification under this Section 11 and the Corporation will have the burden of proof to overcome that presumption in connection with the making by any Person or Persons of any determination contrary to that presumption.

11.5.2. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided by this Section 11 or by applicable law) of itself adversely affect the right of any Covered Person to indemnification or advancement or create a presumption that such Covered Person did not meet the standard of conduct set forth in Section 7-109-102 of the CBCA.

11.6. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 11 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Articles, the Bylaws, agreement, vote of Shareholders or disinterested directors or otherwise. This Section 11 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to any Person when and as authorized by appropriate corporate action.

11.7. Definitions. Capitalized terms used in this Section 11 but not otherwise defined herein shall have the meanings ascribed to them in Article 109 of the CBCA.

12. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation, or who, while a director, officer, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign entity or an employee benefit plan, against liability asserted against or incurred by the Person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary, or agent, whether or not the Corporation would have the power to indemnify such person against the same liability under Sections 7-109-102, 7-109-103, or 7-109-107 of the CBCA.

13. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the laws of the State of Colorado, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to officers, directors or shareholders who are employees of the Corporation or any of its direct or indirect subsidiaries. To the fullest extent permitted by law, anyone purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 13.

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14. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District Court of Colorado, if available, and if not, the District Court of Denver County, Colorado, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of, or purportedly on behalf of, the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the CBCA, these Articles, or the Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court having personal jurisdiction over the indispensable parties named as defendants therein.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 14.

15. Amendment or Repeal. Neither the amendment nor repeal of Sections 11, 12, or 14 of these Articles, nor the adoption of any provision of these Articles or the Bylaws, nor, to the fullest extent permitted by Colorado law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant to Sections 11, 12, or 14 of these Articles, existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

16. Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles shall not in any way be affected or impaired thereby.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed these Articles as of this 1st day of June, 2022.

/s/ Vern D. Kornelsen
Vern D. Kornelsen

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